Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trust Managers
AmREIT:

We consent to the use of our report dated March 30, 2005 related to the consolidated financial statements and consolidated financial statement schedule of AmREIT and subsidiaries as of and for the year ended December 31, 2004 incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas
May 12, 2005